Exhibit 10.1
TERMINATION AGREEMENT
This Termination Agreement (this “Agreement”), dated as of November 8, 2021 (the “Effective Date”), is entered into by and between Millennium Pharmaceuticals, Inc., a Delaware corporation having its principal place of business at 40 Landsdowne Street, Cambridge, MA 02139 (“Millennium”), and Shattuck Labs, Inc., a Delaware corporation having its principal place of business at 500 W. 5th St., Suite 1200, Austin, TX 78701 (“Shattuck”). This Agreement refers to Shattuck or Millennium singularly as a “Party” or collectively as the “Parties”, and capitalized terms used herein without definition shall have the meaning set forth in the Collaboration Agreement (as defined below).
RECITALS
WHEREAS, Shattuck and Millennium entered into that certain Collaboration Agreement dated August 8, 2017, as amended on April 25, 2018, October 30, 2018, and March 31, 2020, and as further modified on February 11, 2019, June 25, 2019, and September 5, 2019 (the “Collaboration Agreement”); and
WHEREAS, Millennium did not exercise its option to license SM1 and the Designated ARC Molecules prior to the expiration of their respective Development Terms and therefore such option has expired; and
WHEREAS, Shattuck and Millennium desire to mutually terminate the Collaboration Agreement and all rights and obligations related thereunder.
NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Agreement, the Parties agree as follows:
ARTICLE 1
TERMINATION
1.1 Mutual Termination of the Collaboration Agreement.
(a) In accordance with Section 8.2(b) of the Collaboration Agreement, effective as of the Effective Date and upon the terms and subject to the conditions of this Agreement, the Parties hereby mutually terminate the Collaboration Agreement such that (a) the rights, obligations, and liabilities of the Parties thereunder are irrevocably and unconditionally terminated, and (b) the Collaboration Agreement is of no further force or effect.
(b) Based on the relevant provisions in Section 8.5(a) of the Collaboration Agreement:
1.the license granted by Millennium under Section 6.2 of the Collaboration Agreement is immediately terminated;
2. all unexercised DM Exclusive Options granted by Shattuck pursuant to Section 4.1(a) of the Collaboration Agreement are immediately terminated (all SM Exclusive Options having already been previously terminated); and
3. each Party will promptly return or destroy all Confidential Information of the other Party, provided that each Party may retain, subject to Article 7 of the Collaboration Agreement, (a) one (1) copy of the Confidential Information of the other Party in its archives solely for the purpose of establishing the contents thereof and ensuring compliance with its continuing obligations under the Collaboration Agreement, (b) any Confidential Information of the other Party contained in its laboratory notebooks or databases, and (c) any computer records or files containing such Confidential Information that have been created solely by its automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with its standard archiving and back-up procedures, but not for any other uses or purposes;
(c) The Parties agree that Millennium will no longer support the preparation, filing, prosecution, maintenance, and control of [***] under the Collaboration Agreement. Shattuck will provide a final invoice to Millennium detailing any outstanding Prosecution Expenses in the Selected Countries (each term as defined in the Side Letter dated September 5, 2019, signed by and between the Parties) incurred prior to the Effective Date of this Agreement and for which Millennium has not already reimbursed Shattuck, and Millennium will pay such invoice in Dollars by
[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

bank wire transfer in immediately available funds to the account listed in Section 5.6 of the Collaboration Agreement within [***] of Millennium’s receipt of such invoice.
(d) Millennium represents and warrants that neither it, nor its Affiliates, have developed, made, conceived, or reduced to practice [***]. Shattuck represents and warrants that neither it, nor any of its Affiliates, have developed, made, conceived, or reduced to practice [***]. Notwithstanding the foregoing, in the case that any Patent Rights Covering [***] do exist, they will be abandoned by the Party controlling prosecution, unless the Parties otherwise agree in writing. Shattuck [***], unless the Parties otherwise agree in writing.
(e) For clarity, the Parties agree that as a result of the termination of the Collaboration Agreement: (1) Millennium has no rights to any Molecules, including DM1 and DM2, and Shattuck may in its sole discretion, among other things, further develop or dispose of DM1 and/or DM2 by itself or with other parties; (2) the ROFN Term is terminated and Millennium has no right of first negotiation relating to any [***] Molecule; and (3) neither Party will have any ongoing restrictions or obligations under Section 2.9 of the Collaboration Agreement.
(f) Notwithstanding Section 1.1(a) above, Section 6.1 (ownership of IP) and Section 7 (Confidentiality) of the Collaboration Agreement shall survive its termination. All other sections of the Collaboration Agreement are hereby terminated.
1.2 Material Transfer Agreements. Both the Material Transfer Agreement dated July 1, 2019 and amended April 10, 2020 and the Material Transfer and Feasibility Agreement dated July 10, 2019 (collectively, the “MTAs”), signed by and between the Parties, have terminated in accordance with their terms. The Parties hereby confirm that (i) any remaining Materials provided by one Party to another under the MTAs were destroyed by the receiving Party; (ii) no Out-Of-Scope Results were generated; (iii) any documents or other tangible records that apply to Inventions and Data that do not constitute Out-of-Scope Results, all documents and other tangible objects containing or representing Confidential Information of the other Party or prepared based on Confidential Information of the other Party, and all copies thereof were destroyed by each Party (except for one (1) copy of any such documents remained for any continuing legal obligations); (iv) Millennium has provided all reports and data required to be disclosed to Shattuck under Article 5 of each of the MTAs; (v) neither Party has developed, made, conceived, or reduced to practice [***] that may have been generated under the Material Transfer Agreement dated July 1, 2019; and (vi) neither party may use [***] that was generated under the Material Transfer and Feasibility Agreement dated July 10, 2019 (“July 10 MTA”) nor file any patent application which includes [***] generated under such July 10 MTA. For the avoidance of doubt, nothing in this Agreement will be construed to limit either Party from conducting independent research and to develop intellectual property rights related to the same subject matter as the Research Programs of the MTAs provided that the research is not based on (a) the tangible materials or confidential information received from the other Party under either MTA or (b) the [***] generated under either MTA). All capitalized terms used in this Section 1.2 shall have the meaning set forth in the MTAs.
1.3 Press Release and Other Public Statements. Following the execution of this Agreement, Shattuck may issue a press release or other public statement announcing the entering into of this Agreement, as approved in writing in advance by Millennium. Millennium has the right to respond, provided such response is consistent with any press release or other public statement previously made by Shattuck or otherwise approved in writing in advance by Shattuck, to any inquiries from the public resulting from such press release or other public statement. Except as required by the rules of any applicable stock exchange, each Party agrees not to issue any other press release or other public statement disclosing additional information with respect to this Agreement or the Collaboration Agreement, or using the name or trademark of the other Party or any of its respective employees, in either case, without the prior written consent of such Party; provided that, if a Party is required to disclose this Agreement by the rules of any applicable stock exchange, the disclosing Party will provide the other Party with a copy of relevant portions of the proposed filing a reasonable time prior to such filing (and any material revisions to such portions of the proposed filing a reasonable time prior to the filing thereof), including any exhibits thereto disclosing terms or conditions of this Agreement, and will use reasonable and diligent efforts to obtain confidential treatment of the terms and conditions of this Agreement that such other Party requests be kept confidential, and will only disclose such terms and conditions that it is advised by counsel are legally required to be disclosed.
1.4 Release. Each of the Parties waives any right to prior written termination notice under the Collaboration Agreement. Each of the Parties agrees to release, acquit and forever discharge the other from any obligations, liability or claims of whatever kind or nature, in law or in equity, now known or unknown, suspected or unsuspected
[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

to the extent that any of the foregoing arises from any action or failure to act under or relating to the Collaboration Agreement and each of the Parties represents that it does not reserve any right, claim or remedy of any nature under the Collaboration Agreement. The foregoing mutual releases do not discharge any rights or obligations set forth in this Agreement. The Parties agree that this Agreement is in full and complete settlement of the rights and obligations of the Parties in connection with the Collaboration Agreement. It is understood that this Agreement does not constitute an admission of any liability by any Party, including any admission of default or breach of the Collaboration Agreement.
1.5 Representations and Warranties. Each of the Parties represents to the other Party that (i) it has the requisite power and authority to execute and deliver this Agreement and to carry out its obligations hereunder, and that it has duly and validly executed and delivered this Agreement; (ii) the execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of such Party; and (iii) this Agreement constitutes the valid and binding obligation of, and is enforceable against, such Party in accordance with its terms assuming due authorization, execution and delivery by the other Party.
ARTICLE 2
MISCELLANEOUS
2.1 Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable, the provision will be considered severed from this Agreement and will not serve to invalidate any remaining provisions hereof, unless the invalid or unenforceable provision is of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid or unenforceable provision. The Parties will make a [***] effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.
2.2 Governing Law. This Agreement and all questions regarding the existence, validity, interpretation, breach or performance of this Agreement, will be governed by, and construed and enforced in accordance with, the laws of the State of New York, U.S., without reference to its conflicts of law principles.
2.3 Amendment. This Agreement, including the Schedules, may only be amended by a written document duly executed by authorized signatories of each of the Parties.
2.4 Specific Performance. The Parties acknowledge that, in view of the uniqueness of the transactions contemplated by this Agreement, a Party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that the other Party shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.
2.5 Jurisdiction. Each Party (a) irrevocably consents to the exclusive jurisdiction and venue in any federal court of the U.S. located in the Southern District of New York, or, if any such court of the U.S. located in the Southern District of New York declines to accept jurisdiction over a particular matter, any state court located in New York, NY in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, and (b) agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein. Each Party waives and covenants not to assert or plead any objection that such Party might otherwise have to such jurisdiction, venue or process.
2.6 Binding Effect and Assignment. This Agreement constitutes the entire agreement of the Parties with respect to the matters referred to herein and supersedes and merges all prior and contemporaneous negotiations, representations and understandings regarding the same.
2.7 No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties, and its and their permitted successors and assigns, and nothing herein, express or implied, shall give or be construed to give to any person, other than the Parties, and such permitted successors or assigns, any legal or equitable rights hereunder.
2.8 Further Assurances. Subject to the other express provisions of this Agreement, each Party agrees to use commercially reasonable efforts to cooperate with the other Party to execute additional instruments, documents and
[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

agreements, and to give other further written assurances, as may be reasonably requested by the other Party to carry out and evidence the transactions contemplated by this Agreement.
2.9 No Compensation. The Parties agree that the terms of this Agreement fully define all compensation, consideration, and benefits, monetary or otherwise, to be paid, granted or delivered by either Party to the other Party in connection with the termination herein.
2.10 Counterparts. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, will be deemed to be an original, and all of which counterparts, taken together, will constitute one and the same instrument. For purposes of execution, a copy of this Agreement or any amendment hereto will be deemed an original (including a printed copy of a PDF file delivered via email or a facsimile transmitted telephonically via a fax machine).
[Signature page follows]
IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

Millennium Pharmaceuticals, Inc.

By:	/s/ Christopher Hurff
Name:	Christopher Hurff
Title:	Head, Oncology Business Development

Shattuck Labs, Inc.
By:	/s/ Dr. Taylor Schreiber
Name:	Dr. Taylor Schreiber
Title:	Chief Executive Officer
[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.